As filed with the Securities and Exchange Commission on September 21, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
to
Registration No. 333-130049
on
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
BAYOU CITY EXPLORATION, INC.
(Name of small business issuer in its charter)

Nevada	1311	61-1306702
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
10777 Westheimer Road
Suite 170
Houston TX 77042
(Address of principal executive office)
Bayou City Exploration, Inc. (Formerly Blue Ridge Energy, Inc.) 2005 Stock Option And Incentive Plan
(Full Title of the Plan)
Norman G. Haisler, Jr.
Senior Vice President-Finance and Chief Financial Officer
Bayou City Exploration, Inc.
10777 Westheimer Road
Suite 170
Houston, TX 77042
(832) 358-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum
class of securities	Amount to be	offering price	Amount of
to be registered	registered	per unit	registration fee
Common Stock, par value, $0.005 per share	7,000,000 shares	$2.07 (1)	Previously paid

(1)	Calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the bid and asked price per share of our Common Stock on a date within five (5) days prior to the date of the filing of this Registration Statement as reported by the OTCBB under the symbol BYCX.

EXPLANATORY NOTE
     This registration statement (“Registration Statement”) contains two parts. The first part contains a “Reoffer Prospectus,” which has been prepared in accordance with the requirements of Part I of Form S-3 (as required by Section C.1. of the General Instructions to Form S-8). The Reoffer Prospectus will be used for reoffers and resales by affiliates of Bayou City Exploration, Inc. (the “Registrant”) of shares of common stock of the Registrant to be issued upon exercise of options granted or to be granted pursuant to the Bayou City Exploration, Inc. (Formerly Blue Ridge Energy, Inc.) 2005 Stock Option And Incentive Plan (“2005 Plan”). The second part contains information required in the registration statement pursuant to Part II of Form S-8. Pursuant to the introductory note to Part I of Form S-8, the plan information, which constitutes part of the “Plan Prospectus,” is not being filed with the Securities and Exchange Commission.
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to any recipient of a stock option under the 2005 Plan in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act of 1933 (“Securities Act”). We will furnish without charge to any person to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Bayou City Exploration, Inc., 10777 Westheimer Road, Suite 170, Houston, TX, 77042, telephone number (832) 358-3900. The re-offer prospectus follows this paragraph.

PROSPECTUS
7,000,000 Shares of Common Stock
of
Bayou City Exploration, Inc.
BAYOU CITY EXPLORATION, INC. (FORMERLY BLUE RIDGE ENERGY, INC.) 2005 STOCK OPTION
AND INCENTIVE PLAN
     This prospectus (“Prospectus”) is being used in connection with the offering from time to time by certain selling stockholders of our company or their successors in interest of shares of the common stock, $.005 par value per share (the “Common Stock”) which may be acquired upon the exercise of stock options issued or to be issued pursuant to the Bayou City Exploration, Inc. (Formerly Blue Ridge Energy, Inc.) 2005 Stock Option and Incentive Plan (“2005 Plan”).
     The closing sales price of our Common Stock on September 15, 2006 as reported by the OTCBB under the symbol BYCX was $1.93. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.
INVESTING IN OUR COMMON STOCK INVOLVES RISKS
PLEASE SEE THE “RISK FACTORS” CONTAINED HEREIN
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is September 21, 2006.

PROSPECTUS SUMMARY
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
FORWARD LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
EX-23.1
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

     Prospective investors should not rely on any information not contained in this document. We have not authorized anyone to provide any other information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of and on the date of this document.
PROSPECTUS SUMMARY
     The following summary highlights selected information contained in this Prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the section entitled “Risk Factors”, and the financial statements and the notes to the financial statements incorporated by reference herein. In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Bayou City Exploration,” “the Company,” “we,” “us,” and “our” refer and relate to Bayou City Exploration, Inc.

Common Stock outstanding before the offering	25,974,001 Shares[1]

Common Stock issuable upon exercise of options granted or to be granted which may be offered pursuant to this prospectus	7,000,000 Shares

OTCBB Symbol for Common Stock	“BYCX”

Use of Proceeds	We will not receive any proceeds from the sales of these shares. We will receive proceeds to the extent that currently outstanding options are exercised unless the optionee elects the “cashless exercise” provision of the 2005 Plan and subsequently obtains approval upon which the Company will not receive any proceeds. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

Risk Factors	There are risks associated with an investment in the Common Stock offered by this Prospectus. You should carefully consider the risk factors described in this prospectus in the “Risk Factors” section before making a decision to invest.

Address and Telephone Number	10777 Westheimer Road, Suite 170, Houston, TX, 77042 (832) 358-3900

[1]	As of June 30, 2006

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Norman Haisler, at our address as set forth below. Additionally, please note that we file our SEC reports electronically. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our Internet address is http: //http://www.bcexploration.com. Our Website and the information contained therein or connected thereto are not incorporated into this Prospectus.
     This Prospectus is part of registration statement on Form S-8 that we have filed with the SEC to register the Common Stock offered hereby under the Securities Act of 1933, as amended (“Securities Act”). As permitted by SEC rules, this Prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules that we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our Common Stock. The registration statement, exhibits and schedules are available at the SEC’s public reference rooms or through its EDGAR database on the Internet.
     You should rely only on the information contained in this Prospectus or any supplement to this Prospectus. We have not authorized anyone to provide you with different information. Our Common Stock is quoted on the OTCBB under the symbol “BYCX.”
DOCUMENTS INCORPORATED BY REFERENCE
     The following documents, heretofore filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), are hereby incorporated by reference, except as superseded or modified herein:
1.	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

2.	Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

3.	Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

4.	Our Current Report on Form 8-K filed July 5, 2006;

5.	Our Current Report on Form 8-K filed July 18, 2006;

6.	Our proxy statement on Schedule 14A filed on May 1, 2006; and

7.	The description of the Company’s Common Stock as contained in the Registration Statement on Form 10-SB, filed by the Company on September 9, 1999 to register its common stock under the Exchange Act, and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of Common Stock hereby.
Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and shall be part hereof from the date of filing of such document.

This Prospectus contains trademarks, tradenames, service marks and service names of the Company.
We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Bayou City Exploration, Inc., 10777 Westheimer Road, Suite 170, Houston, TX, 77042, Attention: Norman Haisler.
FORWARD LOOKING STATEMENTS
     The statements set forth under the captions “Prospectus Summary” and elsewhere in this Prospectus, including under “Risk Factors,” which are not historical constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the expectations, beliefs, intentions or strategies for the future. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties which could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.
     Except to the extent required by applicable laws or rules, we do not undertake any obligation or duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY
     Bayou City Exploration, a Nevada corporation, was organized in November 1994, as Gem Source, Incorporated (“Gem Source”), and subsequently changed the name to Blue Ridge Energy, Inc. in May 1996. In June 2005, the Company changed its name again to Bayou City Exploration, Inc. The Company is engaged in the oil and gas business primarily in the Gulf Coast of Texas and Louisiana, East Texas, and South Texas with some gas production in Kentucky and West Virginia. The Company acquires direct interest in oil and gas leases. The interest includes both operated and non-operated working interest in exploratory and development wells. The Company intends to maintain an active role in the oil and gas industry as an operator of oil and gas wells, a participant in oil and gas programs and as an independent producer of oil and gas. Since 2002, the Company has shifted its focus on oil and gas exploration and development activities from the Appalachian Basin to well-established producing geologic structures in the onshore Gulf Coast areas of Texas and Louisiana, South Texas and East Texas. Another area of interest the Company is pursuing is in the Rocky Mountain region. Our objectives are to increase our proved reserves, cash flow and shareholder equity through oil and natural gas drilling projects.
     This Prospectus is being used in connection with the offering from time to time by certain selling stockholders of the Company or their successors in interest of shares of the Common Stock which may be acquired upon the exercise of stock options issued or to be issued pursuant to the 2005 Plan.
Our Corporate Information
     Our offices are located at Bayou City Exploration, Inc., 10777 Westheimer Road, Suite 170, Houston, TX, 77042, and our telephone number at that location is (832) 358-3900.

RISK FACTORS
     You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our Common Stock. If any of these risks or uncertainties occurs, our business, financial condition or operating results could be materially harmed. In that case the trading price of our Common Stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we may face.
Risks Related to Our Business
     We have incurred substantial operating losses and we may not become profitable.
     Total operating revenue was $644,300 and $623,644 for the years ended December 31, 2005 and 2004, respectively. We had a net loss of $1,751,833 and $1,314,881 for the years ended December 31, 2005 and 2004, respectively. There is a risk that we will never be profitable. Our ability to generate enough revenues to achieve profits will depend on a variety of factors, many of which are outside our control, including:
     We may be unable to acquire or develop additional reserves, in which case our results of operations and financial condition would be adversely affected.
     Our future natural gas and crude oil production, and therefore our success, is highly dependent upon our ability to find, acquire and develop additional reserves that are profitable to produce. The rate of production from our natural gas and crude oil properties and our proved reserves will decline as our reserves are produced unless we acquire additional properties containing proved reserves or conduct successful development and exploitation activities. We cannot assure you that our exploration, exploitation and development activities will result in increases in our proved reserves. As our proved reserves, and consequently our production decline, our cash flow from operations and the amount that we are able to borrow will also decline. In addition, approximately 81% of our total estimated oil proved reserves and approximately 95% of our total estimated natural gas proved reserves at December 31, 2005 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations.
     We may not find any commercially productive natural gas or crude oil reservoirs.
     We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our capital investment in such wells. Drilling for natural gas and crude oil may be unprofitable. Dry holes and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs will be unprofitable.
     The loss of key members of our management team, or difficulty attracting and retaining experienced technical personnel, could reduce our competitiveness and prospects for future success.
     The successful implementation of our strategies and handling of other issues integral to our future success will depend, in part, on our experienced management team. The loss of key members of our management team, could have an adverse effect on our business. We do not carry key man insurance. Our exploratory drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced explorationists, engineers and other professionals. Competition for such professionals is extremely intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed.
     Weather and climate may have significant impact on our revenues and productivity.
     Demand for oil and natural gas are, to a significant degree, dependent on weather and climate, which impacts the price we receive for the commodities we produce. In addition, our exploration and development activities and equipment can be adversely affected by severe weather conditions, such as hurricanes in the Gulf of Mexico, and along the gulf coast which may cause a loss of production from temporary cessation of activity or lost or damaged equipment. While our planning for normal climatic variation and insurance programs mitigate the effects of the weather, not all such effects can be predicted, eliminated or insured against.
     If we are unable to complete our assessments as to the adequacy of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our Common Stock.
     As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-KSB. This report is required to contain an assessment by management of the effectiveness of such company’s internal controls over financial reporting. In addition, the public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. While we are beginning to develop the necessary documentation and testing procedures required by Section 404, there is a risk that we will not comply with all of the requirements imposed by Section 404. If we fail to implement required new or improved controls, we may be unable to comply with the requirements of Section 404 in a timely manner. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our Common Stock to decline and make it more difficult for us to finance our operations. Under current rules, the Company is required to comply with the requirements of Section 404 for its first fiscal year ending on or after July 15, 2007. However, the SEC has proposed extending the deadline until the Company files an annual report for a fiscal year ending on or after December 15, 2007.
     If the Company is unable to generate sufficient cash from operating activities, equity proceeds and other sources of capital the Company many not be able to continue as a going concern.
     During 2005, the Company relied upon net inflows of cash generated by prospect and management fees, operating activities, and equity proceeds to fund its capital expenditures and operating activity. Management intends to fund further growth with current cash reserves, equity transactions, fees generated from prospect sales and potential cash flows from operations as a result of receiving a carried working interest on wells from the prospects sold. Additionally, the Company has obtained a resolution from Blue Ridge Group, Inc., a related party and a major stockholder, to provide the necessary financial support for the Company through at least October 1, 2007. However, if the Company is unable to generate sufficient funds and Blue Ridge Group, Inc. does not continue to support our cash flow needs, the Company may not be able to continue as a going concern.

Risks Related to Our Industry
     Market conditions for natural gas and crude oil, and particularly volatility of prices for natural gas and crude oil, could adversely affect our revenue, cash flows, profitability and growth.
     Our revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for natural gas and crude oil. Natural gas prices affect us more than crude oil prices because most of our production and reserves are natural gas. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Lower prices may also make it uneconomical for us to increase or even continue current production levels of natural gas and crude oil.
     Prices for natural gas and crude oil are subject to large fluctuations
     The price for natural gas and crude oil can change dramatically in response to relatively minor changes in the supply and demand for natural gas and crude oil, market uncertainty and a variety of other factors beyond our control, including:
•	changes in foreign and domestic supply and demand for natural gas and crude oil;

•	political stability and economic conditions in oil producing countries, particularly in the Middle East;

•	general economic conditions;

•	domestic and foreign governmental regulation; and

•	the price and availability of alternative fuel sources.
In addition to decreasing our revenue and cash flow from operations, low or declining natural gas and crude oil prices could have additional material adverse effects on us, such as reducing the overall volume of natural gas and crude oil that we can produce economically, thereby adversely affecting our revenue, profitability and cash flow and impairing our borrowing capacity and our ability to obtain equity capital.
     Estimates of our proved reserves and future net revenue are uncertain and inherently imprecise.
     The process of estimating natural gas and crude oil reserves is complex, involving decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data. Accordingly, these estimates are imprecise. Actual future production, natural gas and crude oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and crude oil reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in our most recent 10-KSB. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploitation and development, prevailing natural gas and crude oil prices and other factors, many of which are beyond our control. The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth in our most recent 10-KSB.
     Production activities in the Oil and Gas Industry are inherently dangerous.
     Our natural gas and crude oil drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures and discharges of toxic gases. In addition, title ownership problems and mechanical difficulties or shortages or delays in delivery of drilling rigs and other equipment could negatively affect our operations. If any of these or other similar industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.
     Repercussions from terrorist activities or armed conflict could harm our business.
     Terrorist activities, anti-terrorist efforts and other armed conflict involving the United States or its interests abroad may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If events of this nature occur and persist, the political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on prevailing oil and natural gas prices and causing a reduction in our revenues. Oil and natural gas production facilities, transportation systems and storage facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our operations is destroyed or damaged by such an attack. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.
     We operate in a highly competitive industry which may adversely affect our operations.
     We operate in a highly competitive environment. The principal resources necessary for the exploration and production of natural gas and crude oil are leasehold prospects under which natural gas and crude oil reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of natural gas and crude oil operations. We must compete for such resources with both major natural gas and crude oil companies and independent operators. Many of these competitors have financial and other resources substantially greater than ours. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such materials and resources will be available to us.
     Shortages of equipment, materials or personnel could adversely affect our business.
     The unavailability or high cost of drilling rigs, equipment, supplies, insurance, personnel and crude oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget. Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies, insurance or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. As a result of increasing levels of exploration and production in response to strong prices of natural gas and crude oil, the demand for oilfield services has risen and the costs of these services are increasing.
     Our natural gas and crude oil operations are subject to various Federal, state and local regulations that materially affect our operations.
     Matters regulated include permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of natural gas and crude oil, these agencies have restricted the rates of flow of natural gas and crude oil wells below actual production capacity. Federal, state and local laws regulate production, handling, storage, transportation and disposal of natural gas and crude oil, by-products from natural gas and crude oil and other substances and materials produced or used in connection with natural gas and crude oil operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

Risks Related to Our Securities
     Additional authorized shares of our Common Stock and preferred stock available for issuance may adversely affect the market.
     We are authorized to issue 150,000,000 shares of our Common Stock. As of June 30, 2006, there were 25,974,001 shares of Common Stock issued and outstanding, respectively. However, the total number of shares of our Common Stock issued and outstanding does not include shares reserved in anticipation of the exercise of options or warrants. As of June 30, 2006, we had outstanding stock options and warrants to purchase 18,219,923 shares of our Common Stock, the exercise price of which range between $0.30 to $4.50 per option/warrant share, and we have reserved shares of our Common Stock for issuance in connection with the potential exercise thereof. To the extent such options or warrants are exercised, the holders of our Common Stock will experience further dilution.
     The exercise of the outstanding derivative securities, will reduce the percentage of Common Stock held by our current stockholders. Further, the terms on which we could obtain additional capital during the life of the derivative securities may be adversely affected, and it should be expected that the holders of the derivative securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such derivative securities. As a result, any issuance of additional shares of Common Stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.
     In addition to the authorized but not issued shares of Common Stock which may be issued without stockholder approval, we have 5,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board. At June 30, 2006, 23,000 Series E preferred shares are currently outstanding. While we have no present plans to issue any additional shares of preferred stock, our Board has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of Common Stock.
     Shares eligible for future sale may adversely affect the market.
     From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two year holding period. From December 31, 2004 through June 30, 2006, 16,245,373 shares had been issued in various private offerings and sales pursuant to Regulation D and S and that stock will from time to time become eligible for sale. Additionally, in connection with those private offerings and sales pursuant to Regulation D and S there are 14,346,173 warrants outstanding to purchase one share of common stock at prices ranging from $.40 to $1.75. Additionally, 11,850,000 of those warrants are scheduled to expire on October 31, 2006. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale Prospectus may have material adverse effect on the market price of our securities.
     Our common stock is subject to penny stock rules which may be detrimental to investors.
     Our common stock has traded at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions, commonly referred to as a “penny stock.” Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.
     Limitation on director/officer liability.
     As permitted by Nevada law, our Articles of Organization limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Nevada law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our bylaws provide that we shall indemnify our directors, officers, employees and agents if such persons acted in good faith and reasoned that their conduct was in our best interest.

USE OF PROCEEDS
     The Common Stock which may be sold under this Prospectus will be sold for the respective accounts of each of the selling stockholders. Accordingly, we will not realize any proceeds from the sale of the Common Stock, except that we will derive proceeds if the options currently outstanding are exercised unless the optionee elects the “cashless exercise” provision of the 2005 Plan and subsequently obtains approval upon which the Company will not receive any proceeds. If exercised, such funds will be available to us for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the options will be exercised. All expenses of the registration of the Common Stock will be paid for by us. However, we will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this Prospectus. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS
     The following table sets forth the name and relationship to the Company and its affiliates of each selling stockholder, the number of shares of Common Stock which each selling stockholder (1) owned of record or beneficially owned before the offering; (2) may acquire pursuant to the exercise of previously granted options, all of which shares may be sold pursuant to this Prospectus; and (3) the amount of Common Stock to be owned by each selling stockholder and (if one percent or more) the percentage of the class to be owned by such stockholder assuming the grant of the maximum number of shares issuable under the 2005 Plan, the exercise of all options granted under the 2005 Plan, and the sale of all shares acquired upon exercise of such options.
     The information contained in this table reflects “beneficial” ownership of Common Stock within the meaning of Rule 13d-3 under the Exchange Act. As of June 30, 2006, the Company had 25,974,001 shares of Common Stock outstanding. Beneficial ownership information reflected in the table includes shares issuable upon the exercise of outstanding options issued by the Company.

	Amount of Common		Amount of Common
Name and	Stock Beneficially		Stock and Percentage
Relationship to the	Owned As of	Amount Offered	of Class to be Owned
Company	August 31, 2006 (1)	Hereby (2)(3)	After the Offering
Robert D. Burr Chairman of the Board (4)	5,277,825	1,323,750	3,954,075	13.0%
Harry J. Peters Director	947,500	947,500	0	*
Gregory B. Shea Director	684,558	684,558	0	*
Richard M. Hewitt Director	95,255	95,255	0	*
Ronald E. Mitchell Director	100,000	100,000	0	*
Morris T. Hewitt CEO and President	125,000	525,000	0	*
Norman G. Haisler, Jr. Sr. VP and CFO	110,000	430,000	0	*
D. Edwin Suhr, Jr. Sr. VP and Secretary	0	400,000	0	*
James M. Stevens Sr. VP	90,000	90,000	0	*

Totals	7,430,138	4,506,063	3,954,075	13.0%

(*)	Less than 1.0%.

(1)	Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of August 31, 2006. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2)	Includes all outstanding options to purchase shares of common stock granted to the named individuals, whether or not vested or exercisable within 60 days of the date of this Prospectus. Also includes all shares issued to such named individuals upon the exercise of options granted. All of such shares have been previously registered.

(3)	Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares offered shall be determined from time to time by each selling stockholder at his sole discretion.

(4)	By virtue of his position as Chairman of the Board of Blue Ridge Group, Inc. and his ownership of Blue Ridge Group, Inc. stock, Mr. Burr may be deemed to beneficially own the 3,954,075 shares of the Company’s Common Stock beneficially owned by Blue Ridge Group, Inc. Mr. Burr disclaims beneficial ownership of these shares except to the extent described in the following sentence. Mr. Burr beneficially owns approximately 71.02% of the outstanding shares of Blue Ridge Group, Inc.

PLAN OF DISTRIBUTION
     In this section of the Prospectus, the term “selling stockholder” means and includes: (1) the persons identified in the tables above as the selling stockholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our Common Stock offered hereby after the date of this Prospectus and (b) offer or sell those shares hereunder.
     The selling shareholders may sell their Common Stock by means of this Prospectus and any applicable Prospectus supplement or they may decide to sell them in any other manner permitted by applicable law, including pursuant to Rule 144, however they are not obligated to sell their Common Stock at all. The selling shareholders may sell their Common Stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their Common Stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the Common Stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.
     In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.
     There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.
LEGAL MATTERS
     The validity of the shares of Common Stock being offered herein has been passed upon for the Company by Greenebaum Doll & McDonald PLLC, Louisville, Kentucky.
EXPERTS
     The financial statements of Bayou City Exploration appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 have been audited by Mountjoy and Bressler, LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Security Act and is, therefore, unenforceable.
     You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.
     Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our Common Stock. These purchasers will purchase our Common Stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     Included in Part I of this registration statement.
ITEM 4. DESCRIPTION OF SECURITIES
     The description of our Common Stock contained in the Registration Statement on Form 10-SB, filed by the Company on September 9, 1999 to register its Common Stock under the Exchange Act, and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of Common Stock are hereby incorporated by reference.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not Applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.
     Subsection 1 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable pursuant to NRS 78.138 or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Subsection 1 of Section 78.7502 also makes it clear that the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
     Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable pursuant to NRS 78.138 or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, except no indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     Subsection 3 of Section 78.7502 further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of such section, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
     Subsection 1 of Section 78.751 of the NRS provides that any discretionary indemnification pursuant to Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to subsection 2 of such section, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances and such determination must be made (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
     Subsection 2 of Section 78.751 of the NRS provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.
     Subsection 3 of Section 78.751 provides that the indemnification pursuant to Section 78.7502 of the NRS and advancement of expenses authorized in or ordered by a court pursuant to such section:
     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.
     Section 78.752 of the NRS empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.
     Article X of the Articles of Incorporation of the Company (a copy of which is attached hereto as Exhibit 4.1) essentially mirrors Sections 78.7502 and 78.751 of the NRS as reproduced above, absent references to Section 78.138 of the NRS. In addition, pursuant to its By-Law, each Director and each Officer of the Company has been indemnified, against certain liabilities which they may incur in their capacities, as follows:

The Corporation shall, unless prohibited by Nevada Law, indemnify any person who is or was involved in any manner or is threatened to be so involved in a threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, again all Expense and Liabilities actually and reasonably incurred by him in connection with such Proceeding. The right to indemnification conferred in this Article shall be presumed to have been relied upon by the directors, officers, employees and agents of the corporation and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not Applicable.

ITEM 8. EXHIBITS

NUMBER	DESCRIPTION

4.1	Articles of Incorporation incorporated by reference to EX-3.I to Form 10-12G/A filed October 5, 1999.

23.1	Consent of Mountjoy & Bressler, LLP *

*	Filed herewith.
ITEM 9: UNDERTAKINGS
     (a) The undersigned Registrant hereby undertakes:
           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;
                (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement and Post Effective Amendment No. 1 to Registration No. 333-130049 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 19, 2006.

Bayou City Exploration, Inc.

By:	/s/ Morris T. Hewitt
Morris T. Hewitt
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norman G. Haisler and Morris T. Hewitt, or either of them individually, such individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC and any state or other regulatory authority, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement and Post Effective Amendment No. 1 to Registration No. 333-130049 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert D. Burr
Robert D. Burr	Chairman of the Board of Directors	September 19, 2006

/s/ Morris T. Hewitt
Morris T. Hewitt	President and Chief Executive Officer	September 19, 2006

/s/ Norman G. Haisler, Jr. Norman G. Haisler, Jr.	Senior Vice President-Finance and Chief Financial Officer	September 19, 2006

/s/ Harry J. Peters
Harry J. Peters	Director	September 19, 2006

/s/ Gregory B. Shea
Gregory B. Shea	Director	September 19, 2006

/s/ Richard M. Hewitt
Richard M. Hewitt	Director	September 19, 2006

/s/ Ronald E. Mitchell
Ronald E. Mitchell	Director	September 19, 2006

EXHIBIT INDEX

NUMBER	DESCRIPTION
4.1	Articles of Incorporation incorporated by reference to EX-3.I to Form 10-12G/A filed October 5, 1999.

23.1	Consent of Mountjoy & Bressler, LLP*

*	Filed herewith.